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                     SERVICE AMERICA CONCESSIONS CORPORATION


                             ARTICLES OF RESTATEMENT

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                  FIRST: Service America Concessions Corporation, a Maryland
corporation (the "Corporation"), desires to restate its charter as currently in effect.

                  SECOND: The following provisions are all the provisions of the charter currently in effect:

                  "FIRST (1) The name of the incorporator is J. A. Kent.

                         (2) The said incorporator's address, including the
street and number, if any, including the county or municipal area, and including the state or country, is 229 South State Street, Dover, Delaware 19901.

                         (3) The said incorporator is at least eighteen years of
age.

                         (4) The said incorporator is forming the corporation
named in these Articles of Incorporation under the general laws of the State of Maryland, to wit, the Maryland General Corporation Law.

                  SECOND: The name of the corporation (hereinafter called the "corporation") is SERVICE AMERICA CONCESSIONS CORPORATION.

                  THIRD: The corporation is formed for the following purpose or purposes:

                  To participate in a joint venture to operate concession services and to perform other related functions at various facilities in the area.

                  To engage in any lawful act or activity for which corporations may be organized under the provisions of the Maryland General Corporation Law.

                  FOURTH: The address, including street and number, if any, and the county or municipal area, of the principal office of the corporation within the State of Maryland, is 32 South Street, Baltimore, MD 21202.

                  FIFTH: The name and the address, including street and number, if any, and the county or municipal area, of the resident agent of the corporation within the State of Maryland,


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is The Corporation Trust Incorporated, 32 South Street, Baltimore, MD 21202.

                  SIXTH: (1) The total number of shares of stock which the corporation has authority to issue is One Thousand (1,000), all of which are without par value and are designated as Common Stock.

                         (2) The Board of Directors of the corporation is
authorized, from time to time, to issue any additional stock or convertible securities of the corporation without the approval of the holders of outstanding stock.

                         (3) The board of directors of the corporation is
authorized, from time to time, to classify or to reclassify, as the case may be, any unissued shares of stock of the corporation.

                         (4) Provisions, if any, governing the restriction on
the transferability of any of the shares of stock of the corporation may be set forth in the bylaws of the corporation or in any agreement or agreements duly entered into.

                         (5) Notwithstanding any provision of the Maryland
General Corporation Law requiring a greater proportion than a majority of the votes entitled to be cast in order to take or authorize any action, any such action may be taken or authorized upon the concurrence of at least a majority of the aggregate number of votes entitled to be cast thereon.

                         (6) No holder of any of the shares of any class of the
corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

                  SEVENTH: (1) The number of directors of the corporation, until such number shall be changed by the Bylaws of the corporation, is three.


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                         (2) the names of the persons who serve as Directors of
the corporation are as follows:

                         John T. Dee
                         Kenneth R. Frick
                         Janet L. Steinmayer

                         (3) The initial Bylaws of the corporation shall be
adopted by the initial directors. Thereafter, the power to adopt, alter, and repeal the Bylaws of the corporation shall be vested in the Board of directors of the corporation.

                         (4) The corporation shall, to the fullest extent
permitted by the Maryland General Corporation Law, as the same may be amended and supplemented, and, without limiting the generality of the foregoing, in accordance with Section 2-418 of said Maryland General Corporation Law, indemnify any and all persons whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Maryland General Corporation Law.

                  EIGHTH: From time to time any of the provisions of these Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the Maryland General Corporation Law at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and any contract rights at any time conferred upon the stockholders of the corporation by these Articles of Incorporation are granted subject to the provisions of this Article.

                  NINTH: The corporation shall not issue nonvoting equity securities."

                  THIRD: The foregoing restatement of the charter has been approved by a majority of the entire board of directors.

                  FOURTH: The charter is not amended by these Articles of Restatement.

                  FIFTH: The current address of the principal office of the Corporation is set forth in Article IV of the foregoing restatement of the charter.

                  SIXTH: The name and address of the Corporation's current resident agent is set forth in Article V of the foregoing restatement of the charter.

                  SEVENTH: The number of directors of the Corporation and the names of those currently in office are set forth in Article VII of the foregoing restatement of the charter.


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                  EIGHTH: The undersigned Chief Executive Officer and Chairman of the Board of Directors acknowledges these Articles of Restatement to be the corporate act of the corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                  IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 14th day of July, 1999.


SERVICE AMERICA CONCESSIONS CORPORATION


/s/ John T. Dee
----------------------------                    (SEAL)
By:  John T. Dee
Chief Executive Officer and Chairman of the Board of Directors

Dated:



ATTEST:


/s/ Janet L. Steinmayer
----------------------------
Janet L. Steinmayer
Secretary

Dated:  July 14, 1999